Exhibit 99.1

TOREADOR ANNOUNCES SECOND QUARTER AND FIRST HALF 2007 FINANCIAL RESULTS AND PROVIDES OPERATIONAL AND STRATEGIC UPDATE

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Second quarter revenue increased 19%, or $1.6 million and production increased by 41%, or 53 MBOE compared to the same period last year, primarily due to new offshore Turkish natural gas production and Romanian rehabilitation project

•	Reported second quarter 2007 net loss of $25.1 million largely due to non-cash charges and dry hole costs
•	Disposition of non-core assets, expected to be completed in the third quarter, allows company to focus exclusively on its international opportunities
•	Exploration well spudded in new area of the Turkish Black Sea with 50% joint venture partner
•	Production from Dogu Ayazli platform in South Akcakoca Sub-basin expected soon

DALLAS, TEXAS – (August 9, 2007) – Toreador Resources Corporation (NASDAQ: TRGL) today announced second quarter and first half 2007 financial results, and provided an operational update.

SECOND QUARTER 2007 FINANCIAL RESULTS

Second quarter 2007 revenues increased to $10.0 million from $8.4 million in the same period last year, a positive change of 19%, primarily due to the start of production from the South Akcakoca Sub-basin natural gas project offshore Turkey and the Fauresti Field in Romania. For the quarter ended June 30, 2007, Toreador reported earnings before interest, taxes, depreciation, amortization, and

Toreador Q2 2007 Financial Results and Operational Update, August 9, 2007	Page 2 of 9

exploration expense (EBITDAX, a non-GAAP measure*) of $5.1 million compared to $5.4 million for the same period last year.

Toreador recorded an operating loss in the second quarter of 2007 of $10.2 million, compared to operating income of $1.9 million in the same period last year. Compared to the prior year period, second quarter 2007 operating expenses increased primarily due to dry hole expenses of $9.1 million; an increase in depreciation, depletion and amortization of $4.3 million and lease operating expense of $931 thousand due to the start of production in Turkey and Romania; an increase in exploration expense of $1.6 million; an increase in G&A expense of $686 thousand; and a loss of $606 thousand on oil derivative contracts. These expense increases were partially offset by a gain on the sale of three investments in unconsolidated entities of approximately $3.5 million. G&A expense net of stock compensation expense was $2.2 million in the second quarter of 2007.

For the three months ended June 30, 2007, the company reported a loss available to common shares of $25.1 million, or $1.32 per diluted share, compared to income available to common shares of $1.5 million in the second quarter of 2006, or $0.09 per diluted share. A non-cash foreign currency translation loss of $16.8 million at the operating subsidiary level (primarily due to the decline in value of the U.S. dollar causing a translation loss when converting the foreign currency balance sheets) and the increase in operating expenses described above were the primary causes of the earnings decline. Diluted weighted average shares outstanding in the second quarter of 2007 were 19.0 million, compared to 16.6 million diluted weighted average shares outstanding in the second quarter of 2006.

Production Data for the Three Months Ended June 30,
	2007	2006		2007	2006
Production:			Average Price:
Oil (MBbls):			Oil ($/Bbl):
France	95	112	France	$ 64.87	$ 66.39
Turkey	17	17	Turkey	55.91	57.32
Romania	3	-	Romania	65.75	-
Total	115	129	Total	$ 63.57	$ 65.17
Gas (MMcf):			Gas ($/Mcf):
France	-	-	France	$ -	$ -
Turkey	203	-	Turkey	8.17	-
Romania	201	-	Romania	4.95	-
Total	404	-	Total	$ 6.57	$ -
MBOE:			$/ BOE:
France	95	112	France	$ 64.87	$ 66.39
Turkey	51	17	Turkey	51.31	57.32
Romania	36	-	Romania	32.33	-
Total	182	129	Total	$ 54.63	$ 65.17

Toreador Q2 2007 Financial Results and Operational Update, August 9, 2007	Page 3 of 9

FIRST SIX MONTHS OF 2007 FINANCIAL RESULTS

For the first six months of 2007, revenues increased to $16.8 million compared to $16.6 million for the first six months of 2006 primarily due to new natural gas production in Turkey and Romania which was partially offset by price declines. In the first half of 2007 EBITDAX*was $4.7 million, compared to $10.2 million for the first half of 2006. An operating loss of $24.1 million for the first six months of 2007 was primarily due to the factors described in the second quarter results, compared to a $4.1 million operating gain in the first six months of 2006. G&A expense net of stock compensation expense and executive severance expense was $5.4 million year-to-date.

For the six months ended June 30, 2007, a loss available to common shares of $33.9 million was recorded, or $1.93 per diluted share, compared to income available to common shares of $4.6 million, or $0.28 per diluted share for the first six months of 2006.

Production Data for the Six Months Ended June 30,
	2007	2006		2007	2006
Production:			Average Price:
Oil (MBbls):			Oil ($/Bbl):
France	194	237	France	$ 58.32	$ 62.08
Turkey	34	34	Turkey	51.85	54.55
Romania	6	-	Romania	57.07	-
Total	234	271	Total	$ 57.35	$ 61.14
Gas (MMcf):			Gas ($/Mcf):
France	-	-	France	$ -	$ -
Turkey	203	-	Turkey	8.17	-
Romania	375	-	Romania	4.57	-
Total	578	-	Total	$ 5.83	$ -
MBOE:			$/ BOE:
France	194	237	France	$ 58.32	$ 62.08
Turkey	68	34	Turkey	50.43	54.55
Romania	68	-	Romania	29.94	-
Total	330	271	Total	$ 50.82	$ 61.14

Toreador Q2 2007 Financial Results and Operational Update, August 9, 2007	Page 4 of 9

OPERATIONAL AND STRATEGIC UPDATE

Recently announced agreement to sell US oil properties completes six-month transition period under new CEO Nigel Lovett and positions the company for future growth

As announced earlier this week, the company has entered into an agreement to sell its remaining U.S. producing properties, effective September 1, for approximately $19.1 million and anticipates recording a gain of approximately $9.0 million in the third quarter. Coupled with the sale of the company’s interests in EnergyNet, ePsolutions, and Capstone Royalty, LLC, in the second quarter, which resulted in proceeds of approximately $6.2 million and a gain of $3.5 million, the transactions complete a six-month period of transition under CEO Nigel Lovett, who was elected to his position at the end of January. During this time, in addition to divesting itself of non-core assets, the company has strengthened its balance sheet through a financing in the second quarter; established a strong relationship with the International Finance Corporation; brought production from the Black Sea on stream; and cemented its strategy of exploring in net hydrocarbon importing European countries with demonstrated reserve potential and, in the case of natural gas, are currently dependent on Russia for supplies.

Exploration well spudded in Thrace area offshore Turkey in the Black Sea, approximately 200 kilometers west of the South Akcakoca Sub-basin project area

Drilling operations have begun on the Karaburun-1 exploration well, located approximately 19 kilometers offshore from the Thrace area of Turkey in the Black Sea and 200 kilometers west of the company’s existing discoveries in the South Akcakoca Sub-basin. The well, which is located in waters approximately 80 meters deep, is the first exploration well drilled on the 800,000-acre Thrace Black Sea permit, which is located in Turkish coastal waters between Bulgaria and the Bosporus. The Karaburun-1, with a projected total depth of approximately 1500 meters, is targeting prospective Eocene-age carbonate reef and sandstone formations that produce both gas and oil onshore Turkey. The prospect’s P50 reserve estimate is approximately 20 million BOE. Toreador is the operator and holds a 50% working interest in the permit, with joint venture partner HEMA (a Turkish industrial conglomerate) holding the remaining 50%. The well is expected to take four to six weeks to drill and test.

Toreador Q2 2007 Financial Results and Operational Update, August 9, 2007	Page 5 of 9

Work progresses on pipeline spur hookup to Dogu Ayazli platform; construction of topsides for Ayazli platform nearing completion

In the South Akcakoca Sub-basin project offshore Turkey in the Black Sea, operator TPAO estimates that the pipeline spur to the Dogu Ayazli platform will be hooked up in three to four days and production from the platform could start by the end of next week.

The topsides for the Ayazli platform are nearly finished, with equipment testing and remedial painting scheduled for completion within the week. A schedule for the load out and installation will be announced once the final work has been accepted. Once on location, the installation, tie-back and commissioning process should take roughly three weeks to complete.

Including production from the Akkaya platform, which has been online since late May, the three platforms are expected to produce collectively 50 MMCFD to the 100% interest. Toreador has a 36.75% interest in the joint venture with partners TPAO holding a 51% interest and Stratic Energy holding a 12.25% interest.

Seismic acquisition program begun in Romania

A seismic acquisition program has begun in Romania with approximately 150 kilometers of 2-D being shot over parts of the Viperesti block. A 110- kilometer program will be conducted over the Moinesti block, with further acquisition planned over the Fauresti Field. The new seismic will be combined with existing data to define both exploration prospects and development opportunities.

CONFERENCE CALL

A conference call to discuss second quarter 2007 results and current operational activities will be held today at 12:00 pm Central, 1:00 pm Eastern.

Active participants who wish to ask questions during the conference call should dial toll free 800-257-6607 (international dial 1-303-262-2139) approximately 10 minutes before the scheduled call time to access the call.

Those who wish only to listen to the live audio webcast may access the webcast via Toreador’s internet home page at www.toreador.net by selecting the “Investor Relations” link on the home page and then selecting the “Conference Calls” link.

Those unable to participate in the live call may hear a rebroadcast for up to twelve months after the conference call at www.toreador.net by selecting the “Investor Relations” link on the home page and then selecting the “Conference Calls” link or may dial toll-free 800-405-

Toreador Q2 2007 Financial Results and Operational Update, August 9, 2007	Page 6 of 9

2236 (international dial 1-303-590-3000), passcode 11094802#, to listen to a replay of the call. Phone replays will be available for 14 days after the call.

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Hungary, Romania and Turkey. In the United States, Toreador primarily owns working interests in five states. More information about Toreador may be found at the company's web site, www.toreador.net.

*Explanation and Reconciliation of Non-GAAP Financial Measures

Earnings before interest, taxes, depreciation, amortization and exploration expense (EBITDAX) is a non-GAAP measure presented because of its acceptance as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. EBITDAX should not be considered in isolation or as a substitute for operating income prepared in accordance with generally accepted accounting principles. The tables below reconcile EBITDAX with income from continuing operations as derived from the company’s financial information.

Table 1: Reconciliation of EBITDAX to Net Income for the three months ended June 30,

Toreador Q2 2007 Financial Results and Operational Update, August 9, 2007	Page 7 of 9

Table 2: Reconciliation of EBITDAX to Net Income for the six months ended June 30,

Safe-Harbor Statement – Except for the historical information contained herein, the matters set forth in this news release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the "safe-harbor" provisions of those Acts. Many important risks, factors and conditions may cause Toreador's actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, actual recoveries of insurance proceeds, the ability of Toreador to obtain additional capital, the risk that the sale of the U.S. oil and gas properties will not be completed on the terms previously announced, and other risks and uncertainties described in the company's filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Cautionary Note to Investors -- The Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use the term P50 in this release that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. The term “P50 reserves estimate” means that if hydrocarbons are found, there is a 50% probability that at least this amount of hydrocarbons will be found.

Investors are urged to also consider closely the disclosure in our filings with the SEC, available from us by calling (214) 559-3933. You can also obtain our filings from the SEC at www.sec.gov or on our website at www.toreador.net.

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CONTACT:

Toreador Resources
Stewart P. Yee, VP Investor Relations

214-559-3933 or 800-966-2141

syee@toreador.net

Toreador Q2 2007 Financial Results and Operational Update, August 9, 2007	Page 8 of 9

Toreador Q2 2007 Financial Results and Operational Update, August 9, 2007	Page 9 of 9

TOREADOR RESOURCES CORPORATION

(in thousands, except per share amounts)

SELECTED FINANCIAL RESULTS	Six Months Ended June 30, 2007	Six Months Ended June 30, 2006
Oil and natural gas sales	$ 16,783	$ 16,591
Costs and expenses:		
Lease operating	5,394	4,015
Exploration and acquisition	4,733	2,139
Depreciation, depletion, and amortization	7,427	2,177
Dry hole expense	17,107	-
General and administrative	9,235	4,614
Loss on oil and gas derivative contracts	606	-
Gain on sale of properties and other assets	(3,584)	(449)
Total costs and expenses	40,918	12,496
Operating income (loss)	(24,135)	4,095
Other income (expense):		
Equity in earnings of unconsolidated investments	22	192
Foreign currency exchange loss	(15,771)	(873)
Interest income and expense, net	(327)	1,266
Total other income (expense)	(16,076)	585
Income (loss) before taxes	(40,211)	4,680
Provision (benefit) for income taxes	(5,479)	1,111
Income (loss) from continuing operations	(34,732)	3,569
Income from discontinued operations	910	1,152
Net income (loss)	(33,822)	4,721
Dividends on preferred shares	(81)	(82)
Income (loss) available to common shares	(33,903)	4,639
Basic income (loss) available to common shares per share:		
From continuing operations	$ (1.98)	$ 0.23
From discontinued operations	0.05	0.07
Total basic earnings (loss) per share	$ (1.93)	$ 0.30
Diluted income (loss) available to common shares per share:		
From continuing operations	$ (1.98)	$ 0.21
From discontinued operations	0.05	0.07
Total diluted earnings (loss) per share	$ (1.93)	$ 0.28
Weighted average shares outstanding:		
Basic	17,545	15,413
Diluted	17,545	16,634